DEAN HELLER
Secretary of State
[illegible] North Carson Street, Suite 1
Carson City, Nevada [illegible]
[illegible]
Website: [illegible]

Entity #
C6841-2002
Document Number:
20050376321-59

Date Filed:
9/6/2005 10:00:10 AM
In the office of
[signature]

Dean Heller
Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: [illegible] Technologies, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article FOURTH: (a) The amount of the total authorized capital stock of the corporation is One Hundred Fifty Thousand Dollars ($150,000.00) consisting of One Hundred Fifty Million (150,000,000) shares of common stock with a par value of $0.001 each.

(b) Upon effectiveness of the six-for-one forward stock split of the corporation's common stock, all issued and outstanding shares, as of the effective date, shall be increased from 3,633,334 shares prior to the forward split to 21,800,004 shares following the forward split. The capital of the corporation will be increased as a result of the forward split.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: ______ *

4. Effective date of filing (optional): September 12, 2005

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5. Officer Signature (required): [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

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